EXHIBIT 99.1

Integrated Environmental Technologies, Ltd. Reports

First Quarter 2016 Financial Results

Little River, SC, – May 16, 2016 – Integrated Environmental Technologies, Ltd. (OTC QB: IEVM) (“IET” or the “Company”), a specialty chemical supplier providing EPA-approved, cost-effective, environmentally friendly cleaning and disinfecting solutions primarily to the oil and gas industry with additional opportunities in healthcare and food production, today reported financial results for its first quarter ended March 31, 2016.

Key First Quarter 2016 Highlights:

●	Revenues fell significantly year-over-year as IET’s customers reacted to the sudden drop in oil prices by idling some production, affecting supplier sales to certain wells. As oil prices have once again stabilized, this situation has now corrected itself and order flow is returning.

●	Gross margin, despite limited sales, was 58% compared to the 2015 average of 60%.

●	The Company reduced monthly cash burn for operating activities by approximately $63,000 for the first quarter of 2016 compared to the first quarter of 2015, a 10% decrease.

●	Operating expenses totaled approximately $722,000 in the first quarter of 2016, a 37% decrease over the first quarter of 2015, and a 4% decrease over the fourth quarter of 2015.

●	Net loss for the first quarter of 2016 was approximately $770,000 compared to a loss of approximately $1.1 million for the first quarter of 2015 and a loss of approximately $714,000 for the fourth quarter of 2015.

●	IET launched a new proprietary treatment protocol that, in initial testing, demonstrated a significant production increase in oil field stripper wells and reduction in hydrogen sulfide, iron sulfide scales and bacterial deposits to negligible levels. Preliminary customer interest is high.

“This first quarter was difficult as the swift downward swing in oil prices was met with an immediate response from producers, which had a hard impact on their suppliers such as IET. We were affected during this period; however, it was brief and has left our Company in a better position going forward. We are continuing to scrutinize our internal costs, which will permit us to achieve profitability sooner, and are experiencing a new industry-wide openness and receptivity to cost-effective solutions,” commented David LaVance, President and Chief Executive Officer of Integrated Environmental Technologies, Ltd.

Mr. LaVance continued, “We are witnessing a revenue reversal in the current second quarter and are at pace to catch up and possibly surpass our average quarterly revenue for 2015. We clearly are operating in an industry where a new product must either reduce costs or enhance production. IET products do both, consistently and under highly variable conditions. Excelyte® has been rigorously tested in the field and achieved EPA validation. Importantly, we have turned the corner – over the last few weeks, new customers have indicated that they are prepared to bypass the pilot stage, opting to proceed directly to purchase order and/or contract once a master service agreement is in hand. At our current trajectory and modest cash burn, we believe that exiting 2016 with breakeven cash flow on a monthly basis is a realistic goal.”

IET reported revenues for the first quarter of 2016 of approximately $34,000 compared to approximately $150,000 for the same period of the previous year and approximately $140,000 in the fourth quarter of 2015. The decrease in revenue was largely due to a low and uncertain oil pricing environment leading to added scrutiny in operational decisions by two of the Company’s largest customers to reduce their well maintenance budgets and close low producing wells. Consequently, IET has gone from actively treating 186 wells at the end of 2015 and delivering approximately 84,000 gallons of Excelyte® in the fourth quarter of 2015 to actively treating 46 wells during the first quarter of 2016 and delivering approximately 27,000 gallons of Excelyte®.

During the first five weeks of the second quarter of 2016, IET initiated Excelyte® treatments on 13 additional oil wells with three new customers and delivered approximately 21,000 gallons of Excelyte®. Additionally, the Company has expanded its deliveries of Excelyte® with a current mid-tier E&P customer. This customer, who the Company historically delivered Excelyte® to in the Uinta basin, has commenced Excelyte® treatments on its oil wells in the Permian basin, and IET hopes to expand its deliveries of Excelyte® to this customer’s oil wells in the Eagle Ford Shale by the end of the second quarter of 2016. Cumulatively, since inception, the Company has provided Excelyte® well maintenance treatments on a total of 267 oil wells (254 as of March 31, 2016 and 235 as of December 31, 2015). The Company’s four production facilities servicing oil and gas customers are currently equipped to handle a significant increase in the production and sale of Excelyte® in that each of these production facilities, on average, have the capability of producing 189,000 gallons of Excelyte® per month.

The Company reported a net loss of approximately $770,000 (less than $0.01 per basic share) for the first quarter of 2016. This compares to a net loss of approximately $1.1 million for the first quarter of 2015 and a net loss of approximately $714,000 for the fourth quarter of 2015. IET incurred a loss from operations of approximately $702,000 for the first quarter of 2016 compared to a loss from operations of approximately $1.1 million in the same period of the prior year and approximately $685,000 in the fourth quarter of 2015.

IET’s gross profit on revenue in the first quarter of 2016 was approximately $20,000, yielding a gross margin of 58%, compared to a gross profit of approximately $94,000 and gross margin of 62% for the first quarter of 2015 and gross profit of approximately $64,000 and a gross margin of 46% for the fourth quarter of 2015. The decrease in gross profit margin for the first quarter of 2016, compared to the first quarter of 2015, was primarily the result of very low capacity utilization. The Company targets gross margin in excess of 70% as it achieves full production at its four production facilities.

Operating expenses for the first quarter of 2016 totaled approximately $722,000, a decrease of approximately $423,000 (37%) over the same period of 2015 and a decrease of approximately $28,000 (4%) compared to the fourth quarter of 2015. The substantial reduction in year-over-year operating expenses was primarily attributed to a 53% decrease in general and administrative expenses, an 8% decrease in sales and marketing expenses, and a 57% decrease in research and development expenses largely due to a reduction in employee stock-based compensation across all three areas totaling approximately $375,000. Going forward, as IET’s business grows, operating expenses will be closely managed to maximize operating margins.

Interest expense for the first quarter of 2016 totaled approximately $67,000, compared to approximately $11,000 in the same period of 2015 and approximately $28,000 in the fourth quarter of 2015. The increase in interest expense was due to the issuance of approximately $997,000 in 12% two-year convertible debentures in November and December 2015.

At March 31, 2016, the Company reported cash and cash equivalents of approximately $275,000, accounts receivable, net of allowance for doubtful accounts, of approximately $35,000 and inventory of approximately $101,000. At March 31, 2016, long-term debt totaled approximately $816,000, net of discount, and short-term debt totaled approximately $501,000.

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Subsequent to the end of the first quarter of 2016, the Company sold an aggregate of 9,166,667 shares of common stock and warrants to purchase 1,833,333 shares of common stock to two individual investors for an aggregate purchase price of $137,500, or $0.015 per share. The Company incurred an aggregate of $6,875 of offering costs in cash in connection with these transactions. The warrants have a three-year term, are exercisable at $0.02 per share and were fully vested at the date of issuance. In addition, the warrants are callable by the Company in the event that the closing price of its common stock for at least fifteen trading days in any consecutive twenty-trading-day period is equal to or greater than $0.20.

On March 31, 2016, IET had approximately 311.4 million shares of common stock outstanding and fully diluted shares of 361.8 million shares (inclusive of all options, warrants and convertible debt), consistent with year-end 2015. As of March 31, 2016, the Company had federal and state tax loss carry forwards of approximately $23.8 million, which expire 2021 through 2035.

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd. is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc. All of the Company’s products and services are marketed and sold under the umbrella brand name EcoTreatments™. The Company markets and sells its anolyte disinfecting solution under the Excelyte® brand name, which is produced by the Company’s proprietary EcaFlo® equipment that utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting. Excelyte® solutions are EPA-registered, non-porous, hard-surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling. The products can be used anywhere there is a need to control bacteria and viruses. The Company’s EcaFlo® equipment also produces an industrial-grade surfactant that the Company markets under the Catholyte Zero™ brand name. Catholyte Zero™ solutions are environmentally friendly cleansers and degreasers for oil and gas, janitorial, sanitation and food processing uses. To learn more, visit www.ecotreatments.com.

Company Contact:	Investor Contact:

Tom Gifford	Yvonne L. Zappulla
Executive Vice President & CFO	Managing Director
Integrated Environmental Technologies, Ltd.	Grannus Financial Advisors, Inc.
732-820-1415	212-681-4108
tgifford@ietltd.net	yvonne@grannusfinancial.com

Statements about the Company’s future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the Company may participate; competition within the Company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the Company to successfully develop or acquire products and form new business relationships. Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.

*** Financial Statements Follow ***

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INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash	$274,542	$838,107
Accounts receivable, net	35,261	36,223
Prepaid expenses	10,057	14,948
Inventory	100,918	103,220
Total current assets	420,778	992,498
Property and equipment, net	228,227	245,621
Total assets	$649,005	$1,238,119

LIABILITIES & STOCKHOLDERS’ DEFICIENCY
Current liabilities:
Accounts payable	$341,053	$209,774
Accrued expenses	220,299	199,893
Customer deposits	2,000	2,000
Convertible debentures	501,125	501,125
Total current liabilities	1,064,477	912,792
Convertible debentures	815,605	788,501
Total liabilities	1,880,082	1,701,293

Commitments and contingencies

Stockholders’ deficiency:
Common stock, $.001 par value; 600,000,000 shares authorized; 311,404,576 shares issued and outstanding	311,405	311,405
Additional paid-in capital	24,006,704	24,005,008
Accumulated deficit	(25,549,186)	(24,779,587)
Total stockholders’ deficiency	(1,231,077)	(463,174)
Total liabilities and stockholders’ deficiency	$649,005	$1,238,119

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INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2016	2015

Revenues:
Sales	$27,798	$144,077
Leasing and Licensing Fees	6,000	6,000
	33,798	150,077
Cost of sales	14,258	56,430
Gross profit	19,540	93,647

Operating expenses:
General and administrative	276,775	587,709
Sales and marketing expense	387,685	422,682
Research and development expense	57,369	134,010
	721,829	1,144,401
Loss from operations	(702,289)	(1,050,754)

Other income (expense):
Interest and other income	73	120
Interest expense	(67,383)	(11,011)
Total other income (expense)	(67,310)	(10,891)
Net loss	$(769,599)	$(1,061,645)
Net loss per share, basic and diluted	$(0.00)	$(0.00)
Weighted average shares outstanding basic and diluted	311,404,576	279,195,053

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